Exhibit 99.B7(c)

Single Premium Plus (including Long-Term Care Rider) and/or Preserver Variable Life products:

Generali USA Life Reassurance Company (Kansas City, Missouri

Munich American Reassurance Company (Atlanta, Georgia)

Revios Reinsurance US Inc. (formerly Gerling Global Life Reinsurance Company) (Toronto, Canada)

Reinsurance Company of Hannover (Orlando, Florida)

RGA Reinsurance Company (St. Louis, Missouri)

SCOR Life U.S. Re Insurance Company (Addison, Texas)

Security Life of Denver Insurance Company (Denver, Colorado)

Swiss Re Life & Health America Inc. (Stamford, Connecticut)

Transamerica Occidental Life Insurance Company (Charlotte, North Carolina)